EXHIBIT 99.1

IMMUNOMEDICS ANNOUNCES ASCENT STUDY TO BE STOPPED FOR COMPELLING EFFICACY

Decision based on recommendation from DSMC following study data review

Sacituzumab govitecan has the potential to be the first FDA-approved antibody-drug conjugate for the treatment of metastatic triple-negative breast cancer

Conference call and webcast today at 8:00 a.m. Eastern Time

MORRIS PLAINS, N.J., April 06, 2020 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates, today announced that its Phase 3 confirmatory ASCENT study will be halted due to compelling evidence of efficacy. This decision was based on the unanimous recommendation by the independent Data Safety Monitoring Committee (DSMC), during its recent routine review of the ASCENT study.

“It is my distinct honor to have served as Chairperson of the independent DSMC for this important study,” remarked Julie R. Gralow, MD, Jill Bennett Endowed Professor of Breast Cancer, University of Washington School of Medicine; Member, Fred Hutchinson Cancer Research Center. “Triple-negative breast cancer (TNBC) is a disease with extremely limited treatment options beyond classic chemotherapy. The remarkable results we observed across multiple endpoints in the ASCENT study warranted early discontinuation of the trial and are indicative of a potential major advance in the treatment of this devastating disease that affects younger women and African American women at higher rates. I look forward to the release of the full and final analyses of these study data when they are available for public presentation.”

ASCENT is a Phase 3 confirmatory study designed to validate the promising safety and efficacy data of sacituzumab govitecan observed in a Phase 2 study of heavily pretreated patients with metastatic TNBC (mTNBC). The primary endpoint for the study is progression-free survival, and secondary endpoints include overall survival and objective response rate, among others.

“We want to thank the members of the DSMC for their guidance,” said Loretta M. Itri, MD, Chief Medical Officer of Immunomedics. “This strengthens our resolve to complete the analysis and reporting of the final study results, thereby allowing these data to become available to physicians caring for the TNBC community in a timely fashion.”

Dr. Behzad Aghazadeh, Executive Chairman of Immunomedics, commented, “Today’s announcement marks a significant milestone towards fulfilling our promise to patients globally with TNBC of providing a new treatment option that can meaningfully improve their lives. We are grateful to all the patients, their families and healthcare providers who participated in the ASCENT study. On behalf of all of my colleagues at Immunomedics, we remain committed to working tirelessly to bring this potentially transformative drug to all mTNBC patients in need.”

A biologics license application resubmission seeking accelerated approval of sacituzumab govitecan for the treatment of patients with mTNBC who have received at least two prior therapies for metastatic disease is currently under U.S. Food and Drug Administration (FDA) review, with a PDUFA target action date of June 2, 2020. The FDA previously granted Breakthrough Therapy Designation for sacituzumab govitecan in this disease setting.

Conference Call

The Company will host a conference call and live audio webcast today at 8:00 a.m. Eastern Time to provide a clinical development and general corporate update. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 8348877. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the outcome of our resubmission of our Biologics License Application ("BLA") for sacituzumab govitecan for the treatment of patients with  mTNBC) who have received at least two prior therapies for metastatic disease; the FDA’s re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan; potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications; clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements; out-licensing arrangements; forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market; our inability to further identify, develop and achieve commercial success for new products and technologies; developments relating to the COVID-19 pandemic in the U.S. and around the world; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to obtain additional capital through strategic collaborations, licensing, convertible debt securities or equity financing in order to continue our research and development programs as well as secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.
(646) 627-8387
Darren@lifescipublicrelations.com